Exhibit 5.1

HUNTON & WILLIAMS LLP FOUNTAIN PLACE 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202-2799 TEL 214 • 979 • 3000 FAX 214 • 880 • 0011

October 2, 2013

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Re: $1,000,000,000 Aggregate Principal Amount of 4.75% Senior Notes due 2017

Ladies and Gentlemen:

We have acted as special counsel to General Motors Financial Company, Inc., a Texas corporation (the “Company”), in connection with the issuance by the Company of $1,000,000,000 Senior Notes due 2017 (the “Exchange Notes”) and the guarantee of the Company’s obligations under the Exchange Notes (the “Guarantee”) by AmeriCredit Financial Services, Inc., a Delaware corporation (the “Guarantor”), under an Indenture (“Indenture”), dated August 16, 2012, by and among the Company, the Guarantor and Wells Fargo Bank, N.A., as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on October 2, 2013. The Exchange Notes will be issued in exchange for the Company’s outstanding 4.75% Senior Notes due 2017 issued on August 16, 2012 (the “Outstanding Notes”) on terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). The Exchange Notes will be guaranteed by the Guarantor pursuant to the terms of the Indenture. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes.

As such counsel, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and the Guarantor, public officials and others as to factual matters without having independently verified such matters.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, and (iv) the genuineness of signatures not witnessed by us. With your consent, we have also assumed that (a) the Indenture, the Exchange Notes and the Guarantee (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, other than by the Company and the Guarantor, (b) the Documents constitute legally valid and binding obligations of the parties thereto, other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules,

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October 2, 2013

regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, any governmental authorities.

We are opining herein as to the internal laws of the States of New York and Texas, and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto or the affect thereon, of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts after such time as the Registration Statement is declared effective.

Based upon the foregoing, we are of the opinion that:

1. When the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and the Exchange Notes have been issued and delivered to those holders of the Outstanding Notes in exchange for such Outstanding Notes as contemplated by the Prospectus, the Exchange Notes will be legally valid and binding obligations of the Company.

2. When the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and the Exchange Notes have been issued and delivered to those holders of the Outstanding Notes in exchange for such Outstanding Notes as contemplated by the Prospectus, the Guarantee will be a legally valid and binding obligation of the Guarantor.

The opinions set forth above are subject to the qualification that the validity and enforcement of the Company’s obligations under the Indenture and the Exchange Notes and the Guarantor’s obligations under the Guarantee may be subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing. We express no opinion regarding any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law or any provision that permits holders to collect any portion of the stated principal amount upon the acceleration of the Exchange Notes to the extent determined to constitute unearned interest. Further, we call your attention to Senior Transeastern Lenders v. Official Comm. Of Unsecured Creditors (In re TOUSA, Inc., et al.), 680 F.3d 1298 (11th Cir. 2012), and note that the validity and enforcement of the Guarantor’s obligations under the Guarantee may be subject to the holding in that case.

October 2, 2013

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours, /s/ Hunton & Williams LLP